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Exhibit 21.1


Name							State of Incorporation
							or Organization
----------------------------------------------		----------------------
Zhongke Biotec Agriculture (USA) Inc. "Nevada"		Nevada




	 SUBSIDIARIES OF ZHONGKE BIOTEC AGRICULTURE (USA) INC. "Nevada"
	 --------------------------------------------------------------


Name			State of Incorporation		Percentage	Owned By
----			----------------------		----------	--------

Success Mater		Hong Kong			100%		Nevada
Investment Limited

Shaanxi Qinyuan		Shaanxi Province, PRC		100%		Success Mater
Agriculture Technology							Investment Limited
Development Co., Inc.

Shaanxi Zhongke		Shaanxi Province, PRC		100%		Shaanxi Qinyuan
Spaceflight Agriculture							Agriculture Technology
Development Stock Co.,							Development Stock Co.,
Ltd.									Inc.

Shaanxi Zhongke		Shaanxi Province, PRC		95.65%		Shaanxi Zhongke
Lvxiang Fruit Industry							Spaceflight Agriculture
Development, Inc.							Development Stock Co.,
									Ltd.

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